UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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ATWOOD OCEANICS, INC.
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ATWOOD OCEANICS, INC.

15835 Park Ten Place Drive

Houston, Texas 77084

January 30, 2013

RE:	Proposal Regarding Amended and Restated Certificate of Formation
Atwood Oceanics, Inc. 2013 Annual Meeting of Shareholders

Dear Shareholders:

Atwood Oceanics, Inc. has proposed for action by its shareholders at the 2013 annual meeting the approval of the amendment and restatement of Atwood’s Certificate of Formation which, among other things, removes the requirement that its Board of Directors be fixed at seven members. Because the proposed amendment and restatement does not include a cap on the maximum number of directors who may serve on the Board, several shareholders have indicated that they would vote against the proposal.

After discussions with members of the Board, Atwood commits to amend its bylaws at the first Board meeting following approval by the shareholders of the proposal to include a specified range of six to nine directors who may serve on the Board, which range may only be amended with shareholder approval. The text of the bylaw amendment would be substantially as follows (additions in bold, underscore):

Section 3.2 Number of Directors. Within any limits specified in the Certificate of Formation, the number of directors shall be established, and may be increased or decreased from time to time, by resolution of the Board of Directors of the Corporation, provided that the number of directors shall not be more than nine nor less than six.

Section 10.1 Amendment of By-Laws. The By-Laws of the Corporation may be altered, amended or repealed or new By-Laws may be adopted by either the Board of Directors or the shareholders. Any alteration, amendment or repeal of Section 3.2 shall require shareholder approval.

The officers and directors of Atwood Oceanics, Inc. appreciate and encourage shareholder participation. We look forward to seeing you at the annual meeting.

Sincerely,

Robert J. Saltiel President and Chief Executive Officer